Exhibit 2.3
Plan of Merger

This Plan of Merger (the “Plan”) dated as of June 30, 2014 is entered into by and between Kush, a Nevada corporation (“Kush”), and CBDS Merger Co., a Nevada corporation (“Merger Co.”), such corporations being hereinafter collectively referred to as the “Constituent Corporations.”

Premises

WHEREAS, Merger Co. is a corporation duly organized and existing under the laws of the State of Nevada, having an authorized capital of 100,000 shares of common stock, par value $0.001 per share (the “Common Stock of Merger Co.”), of which 1,000 shares are issued and outstanding as of the date hereof;

WHEREAS, Kush is a corporation duly organized and existing under the laws of the State of Nevada,  having an authorized capital of 1,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock of Video”), of which 144,188,849 shares are issued and outstanding as of the date hereof; and

WHEREAS, the respective boards of directors and shareholders of the Constituent Corporations have each duly approved this Plan providing for the merger of Merger Co. with and into Kush with Kush as the surviving corporation as authorized by the statutes of the state of Nevada.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of said merger and the manner and basis of causing the shares of Merger Co. to be converted into shares of stock of Kush and such other provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the approval and adoption of this Plan by the requisite vote of the stockholders of each Constituent Corporation, and subject to the conditions hereinafter set forth, as follows:

Article I
Merger

On the effective date of the merger, Kush and Merger Co. shall cease to exist separately and Merger Co. shall be merged with and into Kush, which is hereby designated as the “Surviving Corporation,” the name of which on and after the Effective Date (as hereinafter defined) of the merger shall continue to be “Kush”

Article II
Terms and Conditions of Merger

The terms and conditions of the merger (in addition to those set forth elsewhere in this Plan) are as follows:

(a)           On the Effective Date of the merger:

(1)           Merger Co. shall be merged into Kush to form a single corporation, and Kush shall be designated herein as the Surviving Corporation.

(i)           The separate existence of Merger Co. shall cease.

(ii)           The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the laws of the state of Nevada.

(iii)           The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as a private nature, of each of the Constituent Corporations; all property, real, personal, and mixed, and all debts due of whatever account, including subscriptions to shares, and all and every other interest, of or belonging to or due to each of the Constituent Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the title to any real estate, or any interest therein, vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the merger; the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; any claim existing or action or proceeding pending by or against either of such Constituent Corporations may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in place of the Constituent Corporation; and neither the rights of creditors nor any liens on the property of either of the Constituent Corporations shall be impaired by the merger.

Article III
Manner and Basis of Converting Shares

The manner and basis of converting the shares of the Constituent Corporations and the mode of carrying the merger into effect are as follows.

(a)           The 1,000 shares of Common Stock of Merger Co. outstanding on the effective date of the merger shall, without any action on the part of the holder thereof, be converted into 1,000 fully paid and nonassessable shares of Common Stock of the Surviving Corporation, which shall, on such conversion be, validly issued and outstanding, fully paid, and nonassessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto.  The share of Common Stock of the Surviving Corporation into which shares of the Common Stock of Merger Co. shall have been converted shall be issued in full satisfaction of all rights pertaining to the shares of Common Stock of Merger Co.

(b)           Each share of Common Stock of Kush outstanding on the Effective Date of the merger shall, without any action on the part of the holder thereof, be converted into 0.022891278 fully paid and nonassessable shares of Common Stock of Cannabis Sativa, Inc., a Nevada corporation (“CBDS”) and the parent of Merger Co., which shall, on such conversion, be validly issued and outstanding, fully paid, and nonassessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto.  No fractional shares shall be issued in connection with the merger and any fractional shares that would otherwise be issuable shall be rounded to the nearest whole share.

(c)           All shares of the Common Stock of CBDS into which shares of the Common Stock of Kush shall have been converted pursuant to Article III shall be issued in full satisfaction of all rights pertaining to the shares of Common Stock of Kush, as applicable.

(d)           If any certificate for shares of CBDS is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that the transfer be in compliance with applicable federal and state securities laws, and that the person requesting such exchange pay to CBDS or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of CBDS in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of CBDS or any agent designated by it that such tax has been paid or is not payable.

Article IV
Articles of Incorporation and Bylaws

The articles of incorporation of Kush shall, on the merger becoming effective, be and constitute the articles of incorporation of the Surviving Corporation until amended in the manner provided by law.  The bylaws of Kush shall, on the merger becoming effective, be and constitute the bylaws of the Surviving Corporation until amended in the manner provided by law.

Article V
Officers and Directors

The officers and directors of Merger Co. shall become the officers and directors of the Surviving Corporation, after the Merger, and such officers and directors shall serve until the next annual meeting of stockholders and until such time as their successors are duly elected and shall qualify.  If on the Effective Date of the merger, a vacancy shall exist in the board of directors or in any of the offices of the Surviving Corporation, such vacancy may be filled in the manner provided for in the bylaws of the Surviving Corporation.

Article VI
Approval and Effective Date of the Merger; Miscellaneous Matters

1.           The merger shall become effective when Articles of Merger in the form required by the laws of the state of Nevada shall be filed in the Office of the Secretary of State of Nevada, which is herein referred to as the “Effective Date.”

2.           If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations, or assurances are necessary or desirable to vest, perfect, or confirm title in the Surviving Corporation, of record or otherwise, to any property of Merger Co. acquired or to be acquired by, or as a  result of, the merger, the officers and directors of Merger Co. or any of them shall be severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations, and assurances and to do all things necessary or proper so as to best prove, confirm, and ratify title to such property in the Surviving corporation and otherwise carry out the purposes of the merger and the terms of this Plan.

3.           This Plan cannot be altered or amended, except pursuant to a written instrument signed by both parties hereto.

4.           This Plan may be executed in multiple counterparts, each of which shall be deemed to be an original instrument, and all such counterparts together shall be considered one and the same instrument.

5.           This Plan shall be governed by and construed in accordance with the laws of the state of Nevada.

[Signatures appear on the following page]

The foregoing Plan of Merger, having been approved by the board of directors and stockholders of each Constituent Corporation in accordance with the laws of the state of Nevada, Kush and Merger Co. hereby execute this Plan of Merger as of the date first written.

Kush
A Nevada corporation

By: /s/ Steven Kubby
Steven Kubby, President

CBDS Merger Co.
A Nevada corporation

By: /s/ Gary Johnson
Gary Johnson, President